[GOODRICH LOGO]

News Release
Media Contacts:
Phone: Phone:	Lisa Bottle 704 423 7060 Gail Warner 704 423 7048	Goodrich Corporation Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217-4578 Tel: 704 423 7000 Fax: 704 423 7127 www.goodrich.com

Investor Contact:
Phone:	Paul Gifford 704 423 5517

Goodrich Announces First Quarter 2004 Results, Updates Full Year 2004 Outlook

•	Solid first quarter results from operations
•	Significant new program wins expected to fuel balanced growth
•	Commercial aftermarket and military and space sales continue to improve
•	Full year 2004 outlook updated, diluted earnings per share now expected to be at upper end of range

CHARLOTTE, NC, April 29, 2004 — Goodrich Corporation announced today its results for the first quarter 2004 and updated its outlook for the full year 2004.

The company reported first quarter 2004 sales of $1,162 million and net income of $46 million, or $0.38 per diluted share, compared to first quarter 2003 sales of $1,094 million and net income of $29 million, or $0.25 per diluted share. Foreign currency translation was responsible for approximately 40 percent of the $68 million, or 6 percent, increase in sales. The remaining increase was primarily a result of increased sales of military and space products, large commercial aircraft original equipment products and large commercial aircraft aftermarket products and services.

Commenting on the current market environment, Marshall Larsen, Chairman, President and Chief Executive Officer said, “We continue to see growth in our military and space markets and recovery in our commercial aftermarket sales. Improvements in these markets, together with our recent program wins on the Boeing 7E7 Dreamliner aircraft and future product deliveries for the Joint Strike Fighter and the Airbus A380 aircraft, should provide Goodrich with opportunities for balanced long-term sales growth greater than the overall industry average.”

Income from continuing operations increased $63 million over the first quarter 2003, as detailed in the table below. The increase was primarily due to reduced charges for facility closure and headcount reduction actions and reduced asset impairment expenses. Additionally, the $5 million gain on the sale of the Noveon PIK notes was not repeated in the first quarter of 2004. These items, which totaled $69 million, after-tax, during the first quarter 2003, were reduced to $6 million, after-tax, during the first quarter of 2004. Also in the first quarter 2004, Goodrich experienced reduced earnings totaling approximately $12 million after-tax, or $0.10 per diluted share, compared to the first quarter 2003, relating to the impact of foreign currency exchange rates and certain medical expenses, liability insurance premiums, litigation costs and performance-based management incentive compensation expenses. During the first quarter 2004, Goodrich began expensing stock-based compensation, which reduced its diluted earnings per share by $0.02, and the company adjusted its effective tax rate to 31 percent, a decrease of 2 percent from the 33 percent rate in the same quarter last year. The company expects the 31 percent effective tax rate to remain in place for the full year 2004.

Goodrich recorded income from discontinued operations of $63 million during the first quarter 2003, associated with the sale of the company’s Avionics business. No income from discontinued operations was recorded during the first quarter 2004.

As previously disclosed, effective January 1, 2004, the company changed certain elements of the contract accounting methodology used at its Aerostructures business, which resulted in a one-time increase to income, recorded as a cumulative effect of change in accounting, of $16 million, after-tax, in the first quarter 2004. Over the term of the contracts affected by the change in accounting, operating income in the Engine Systems segment is expected to be reduced by an amount equal to the pre-tax amount of the one-time gain recorded ($23 million pre-tax, $16 million after-tax), a portion of which affects the comparison of the first quarter of 2004 to the first quarter of 2003.

Sales and Earnings - Additional Details	First Quarter Comparisons
	2004		2003
	Sales & After-tax		Sales & After-tax
	earnings	Diluted	earnings	Diluted
	($ in Millions)	EPS	($ in Millions)	EPS
Sales	$1,162		$1,094

Income from Continuing Operations*	$30	$0.25	$(33)	($0.28)
Income (Loss) from Discontinued Operations			63	$0.53
Cumulative effect of change in accounting	$16	$0.13	($1)	—

Net income	$46	$0.38	$29	$0.25

*Included in Income from Continuing Operations (amounts after-tax):
Non-cash asset impairment charges:
Cordiem investment write-off			($8)	($0.07)
Super 727 inventory and receivables impairment			($54)	($0.46)
Other facility and spare part valuation adjustments			($8)	($0.07)
Notes/Accounts receivable write-offs	($5)	($0.04)	($2)	($0.01)
Sub-total — non-cash asset impairment charges	($5)	($0.04)	($72)	($0.61)

Facility closure and headcount reduction actions	($1)	($0.01)	($2)	($0.02)
Gain on sale of Noveon PIK notes			$5	$0.04
Total of items above	($6)	($0.05)	($69)	($0.59)
Average Shares Outstanding — Diluted (in millions)	119.9		117.2

Cash flow from operations during the first quarter 2004 of $49 million, including a contribution of $13 million to the company’s worldwide pension plans, was in line with company expectations. The primary reason for the $66 million decrease in cash flow from operations in the first quarter 2004, compared to 2003, was tax refunds of approximately $55 million during the year-ago quarter. There were no significant tax refunds during the first quarter 2004. During the first quarter 2004, the company had capital expenditures of $23 million.

Cash Flow Comparison	First Quarter
(Dollars in Millions)	2004	2003
Cash Flow from Operations	$49	$115

Capital Expenditures	($23)	($20)

Included in cash flow from operations
Cash outflow for facility closures and headcount reductions	($7)	($10)

The cash balance of $330 million at March 31, 2004 decreased by $48 million from the balance of $378 million at year-end 2003, primarily as a result of the redemption of the remaining BFGoodrich Capital 8.30% Cumulative Quarterly Income Preferred Securities, Series A (QUIPS). The redemption was completed on March 2, 2004 and utilized approximately $64 million of cash.

2004 Business Highlights

•	Goodrich received two significant awards from Boeing related to the 7E7 Dreamliner aircraft. On April 15, Goodrich was selected to provide the nacelles and thrust reversers for both the GE and Rolls-Royce engine options for the new aircraft. Earlier, Goodrich was selected to provide the Fuel Quantity Indicating System and the Fuel Management Software. These two awards are expected to generate slightly over $4 billion in sales over the initial contract periods. Throughout the balance of 2004, Goodrich will submit proposals to Boeing on other systems that have not yet been awarded.

•	Goodrich achieved a major milestone on the Airbus A380 program when the first body and wing landing gears were shipped from the company’s facility in Oakville, Ontario to the Airbus test facility in Bristol, UK. During 2004, Goodrich expects to deliver up to five sets of A380 landing gear to Airbus as well as build and test a number of A380 landing gear sets for flight qualification in Goodrich’s test facility located in Oakville, Ontario.

•	Goodrich entered into a 10-year agreement with Continental Airlines to overhaul the landing gear on its fleet of 121 Boeing 737 classics, 45 Boeing 757s and 29 MD80s. Goodrich continues to work with airlines to identify potential opportunities to perform work previously accomplished by the airlines in-house.

•	General Electric selected Goodrich to supply nacelle systems to support development of the new Japanese C-X military cargo aircraft. The contract is expected to generate in excess of $100 million over the life of the program, including sales of spare components.

•	Engineered Support Systems, Inc. (ESSI) selected Goodrich to provide the Laser Perimeter Awareness System for use as part of ESSI’s Perimeter Intrusion Detection System. The patent-pending Goodrich Laser Perimeter Awareness System uses an eye-safe, high-speed scanning laser to identify and track moving objects, including vehicles and people. This is an adaptable solution for a variety of Homeland Defense security and surveillance applications such as military bases, airports, power plants, chemical processing plants and maritime ports.

•	Effective January 1, 2004, Goodrich realigned the business units within its three reportable segments. The Customer Services business was transferred from the Airframe Systems segment to the Engine Systems segment to better align Goodrich enterprise resources with its global customer base and to streamline the business to support future growth. Additionally, effective January 1, 2004, the direct spares sales and related costs for products previously provided to customers through the Customer Services business are now reported by the Goodrich business that manufactures the product. Going forward, Customer Services results will only reflect sales and income from services that it performs directly on behalf of third party customers. In order to maintain comparability, segment data for the full year 2002 and for 2003 by quarter has been restated consistent with these changes and is contained in a table at the end of this release.

Outlook

The company’s sales outlook for 2004 has been revised upward, based on the following market assumptions:

•	Deliveries of Boeing and Airbus large commercial aircraft are expected to be approximately flat when compared to the 586 deliveries in 2003.

•	Goodrich expects capacity growth in the global airline system, as measured by available seat miles (ASMs), to be in the 3 — 5 percent range. Goodrich’s sales to airlines for large commercial and regional aircraft aftermarket parts and service are expected to grow approximately in-line with increases in capacity. Assuming the first quarter sales and order trends continue, Goodrich now expects aftermarket sales to grow at the higher end of the range.

•	Regional and business new aircraft production is expected to increase by about 8 — 10 percent when compared to 2003.

•	Military sales (OE and aftermarket) should increase slightly greater than global military budgets, in the 10 — 12 percent range, when compared to 2003, an increase from the prior outlook.

Based on current expectations for these key market trends, Goodrich 2004 sales are now expected to be in the $4.65 — $4.70 billion range.

The 2004 outlook for operating income and earnings per share (EPS) is based on many external and internal factors that may have a material impact on operating income and EPS, some of which were discussed in detail as part of the year-end 2003 results press release dated February 5, 2004. To the extent that any of the factors highlighted in that press release have changed significantly, they are discussed below:

•	Stock-based compensation expensing — Goodrich began expensing stock-based compensation during the first quarter 2004. For the full year 2004, it is now expected that stock-based compensation expense will be approximately $13 million pre-tax (about $0.07 per diluted share). The prior outlook estimated this expense to be approximately $16 million pre-tax (about $0.09 per diluted share).

•	Foreign exchange — Goodrich is currently hedged on about 90 percent of its estimated foreign exchange exposure for the balance of 2004. The company now expects its unfavorable foreign exchange impact for 2004 to be approximately $15 million pre-tax, compared to 2003, based on hedging activity in the first quarter and a continuation of current exchange rates. Most of this impact is expected to occur during the first half of 2004. The prior outlook estimated the unfavorable foreign exchange impact for 2004 to be approximately $15 — $20 million pre-tax, compared to 2003.

Taking these factors into account, Goodrich expects 2004 fully diluted EPS to be at the upper end of its range of $1.20 — $1.35. EPS from continuing operations, including the new methodology of accounting for contracts at Aerostructures and stock-based compensation expensing, but excluding the one-time gain from the cumulative effect of accounting change, is expected to be between $1.07 — $1.22.

Goodrich expects cash flow from operations, minus capital expenditures, to approximate net income in 2004. The company expects capital expenditures in 2004 to be 20 — 30 percent higher than the 2003 capital expenditures of $125 million.

The current earnings and cash flow from operations outlook does not include any impact of potential curtailment of production for the Boeing 717 program, premiums associated with potential early retirement of debt, resolution of the previously disclosed Rohr and Coltec tax litigation or potential contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems from TRW.

The supplemental segment discussion and tables that follow provide more detailed information about the first quarter 2004 results.

Goodrich will hold a conference call on April 29, 2004 at 11:00 AM U.S. Eastern time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5542.

Goodrich Corporation, a Fortune 500 company, is a leading global supplier of systems and services to the aerospace and defense industry. Goodrich technology is involved in making aircraft fly... helping them land... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest aerospace companies in the world. For more information visit http://www.goodrich.com

Forward-looking Statements

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to:

•	the extent to which the company is successful in integrating Aeronautical Systems in a manner and a timeframe that achieves expected cost savings and operating synergies;

•	potential contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the nature, extent and timing of the company’s proposed restructuring and consolidation actions and the extent to which the company is able to achieve savings from these actions;

•	the possibility of additional restructuring and consolidation actions beyond those previously announced by the company;

•	demand for and market acceptance of new and existing products, such as the Airbus A380, the Joint Strike Fighter, the Boeing 7E7, the Embraer 190 and the Boeing 717;

•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	threats associated with and efforts to combat terrorism, including the current situation in Iraq;

•	the impact of Severe Acute Respiratory Syndrome (SARS) or other airborne respiratory illnesses on global travel;

•	potential cancellation of orders by customers;

•	successful development of products and advanced technologies;

•	the extent to which expenses relating to employee and retiree medical and pension benefits continue to rise; competitive product and pricing pressures;

•	the payment of premiums by the company in connection with the early retirement of debt;

•	the resolution of tax litigation involving Coltec Industries Inc and Rohr, Inc.

•	the company’s ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of the company’s tire, vinyl and other businesses;

•	possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which the company has no control; and

•	the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts).

Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company’s filings with the Securities and Exchange Commission, included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003.

The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

###

Supplemental Segment Review

Total Segment Results	1Q 2004		1Q 2003
	Sales and Pre-tax		Sales and Pre-tax
	earnings		earnings
	($ in Millions)	Margin %	($ in Millions)	Margin %
Sales	$1,162		$1,094
Segment Operating Income	$118	10.2%	$19	1.7%

Included below is a summary discussion of sales and operating income changes by segment. Segment results have been restated to reflect the realignment of the Customer Services business from the Airframe Systems segment to the Engine Systems segment, and the related segment reporting changes outlined on page 4 of this release.

Airframe Systems — Sales in the first quarter of 2004 increased about $1 million, from $402 million in the first quarter of 2003 to $403 million in the first quarter of 2004. The increase was primarily due to sales increases from favorable foreign currency translation, mainly in the Actuation Systems business, offset by lower sales of aircraft wheels and brakes, landing gear original equipment and landing gear services and a decrease in heavy airframe maintenance activity during the first quarter 2004, compared to the first quarter 2003.

Operating income in the first quarter of 2004 decreased approximately $1 million, from $22 million in the first quarter of 2003 to $21 million in the first quarter of 2004. Asset impairment, facility closure and headcount reduction charges recorded in the first quarter of 2003 totaled $10 million, with none recorded in the first quarter of 2004. Excluding these charges, the operating income decline of $11 million was attributable to the decreased sales noted above, unfavorable foreign currency exchange rates and higher new program research and development expenditures.

Engine Systems — Sales in the first quarter of 2004 increased $75 million, or 18 percent, from $424 million in the first quarter of 2003 to $499 million in the first quarter of 2004. This was due to increased original equipment and commercial aftermarket sales in the Aerostructures business, increased aftermarket and military and space sales in the Engine Control Systems business and increased military sales for the Turbine Fuel Technologies business. These increases were partially offset by reduced sales for the Turbomachinery Products business and reduced Cargo Systems sales due to large installments of initial provisioning 747 main deck cargo systems made last year that did not recur in the first quarter of 2004.

Operating income in the first quarter of 2004 increased $109 million from a loss of ($35) million in the first quarter of 2003 to income of $74 million in the first quarter of 2004. The improvement in operating income was primarily due to the sales increases noted above and an $85 million reduction in asset impairment, facility closure and headcount reduction charges. During the first quarter of 2003, Goodrich recorded a non-cash $80 million pre-tax asset impairment charge for its Super 727 program, reflecting a revaluation of the assets in light of the then current market conditions, which was not repeated during the first quarter of 2004.

Electronic Systems — Sales in the first quarter of 2004 decreased $8 million, or 3 percent, from $269 million in the first quarter of 2003 to $261 million in the first quarter of 2004. This was due primarily to reduced sales in the Optical & Space Systems business. Lower commercial aftermarket requirements for Boeing 737 retrofit kits, which were completed in 2003, and lower military original equipment sales in Fuel & Utility Systems and lower aftermarket sales for both commercial and military products in Sensors Systems also contributed to the decline. Offsetting some of the decline were increases in sales of commercial and military aftermarket products for De-Icing & Specialty Systems, Lighting Systems and Power Systems.

Operating income in the first quarter of 2004 decreased $9 million, or 30 percent, from $32 million in the first quarter of 2003 to $23 million in the first quarter of 2004. The decline in operating income followed the declines in sales noted above. Operating income was also adversely affected by unfavorable foreign exchange and increased investments in research and development costs and bid and proposal costs for new commercial and military programs.

GOODRICH CORPORATION
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended
	March 31,
	2004	2003
Sales	$1,162.1	$1,094.2
Operating Income	98.5	2.9
Interest Expense	(37.4)	(39.9)
Interest Income	0.8	4.5
Other Expense – net	(18.9)	(12.6)

Income (Loss) before Income Taxes and Trust Distributions	43.0	(45.1)
Income Tax (Expense) / Benefit	(13.3)	14.9
Distributions on Trust Preferred Securities	—	(2.6)

Income (Loss) from Continuing Operations	29.7	(32.8)
Income from Discontinued Operations	—	62.7
Cumulative Effect of Change in Accounting	16.2	(0.5)

Net Income	$45.9	$29.4
Income (Loss) Per Share:
Basic
Continuing Operations	$0.25	$(0.28)
Discontinued Operations	—	0.53
Cumulative Effect of Change in Accounting	0.14	—

Net Income	$0.39	$0.25

Diluted
Continuing Operations	$0.25	$(0.28)
Discontinued Operations	—	0.53
Cumulative Effect of Change in Accounting	0.13	—

Net Income	$0.38	$0.25

Weighted — Average Number of Shares Outstanding (in millions)
Basic	118.2	117.2

Diluted	119.9	117.2

GOODRICH CORPORATION SEGMENT REPORTING
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2004	2003
Sales:
Airframe Systems	$402.6	$402.1
Engine Systems	498.5	423.6
Electronic Systems	261.0	268.5

Total Sales	$1,162.1	$1,094.2

Operating Income (Loss):
Airframe Systems	$20.9	$21.8
Engine Systems	74.4	(35.2)
Electronic Systems	22.7	32.2

Total Segment Operating Income	118.0	18.8

Corporate General and Administrative Costs	(19.5)	(15.9)

Total Operating Income	$98.5	$2.9

Segment Operating Income as a Percent of Sales:
Airframe Systems	5.2%	5.4%
Engine Systems	14.9%	(8.3)%
Electronic Systems	8.7%	12.0%

Total Segment Operating Income as a Percent of Sales	10.2%	1.7%

GOODRICH CORPORATION SEGMENT REPORTING
(DOLLARS IN MILLIONS)

		2003	2003
	2002	First Quarter	Second Quarter
Sales:
Airframe Systems	$1,390.1	$402.1	$395.4
Engine Systems	1,466.0	423.6	423.8
Electronic Systems	952.4	268.5	275.3

Total Sales	$3,808.5	$1,094.2	$1,094.5

Operating Income:
Airframe Systems	$102.5	$21.8	$22.9
Engine Systems	168.9	(35.2)	25.8
Electronic Systems	147.8	32.2	32.0

Total Segment Operating Income	419.2	18.8	80.7

Corporate General and Administrative Costs	(60.6)	(15.9)	(14.6)

Total Operating Income	$358.6	$2.9	$66.1

Segment Operating Income as a Percent of Sales:
Airframe Systems	7.4%	5.4%	5.8%
Engine Systems	11.5%	(8.3)%	6.1%
Electronic Systems	15.5%	12.0%	11.6%

Total Segment Operating Income as a Percent of Sales	11.0%	1.7%	7.4%

	2003	2003
	Third Quarter	Fourth Quarter	2003
Sales:
Airframe Systems	$373.6	$392.7	$1,563.8
Engine Systems	420.0	447.5	1,714.9
Electronic Systems	270.3	290.1	1,104.2

Total Sales	$1,063.9	$1,130.3	$4,382.9

Operating Income:
Airframe Systems	$17.8	$16.6	$79.1
Engine Systems	63.1	43.6	97.3
Electronic Systems	37.0	38.8	140.0

Total Segment Operating Income	117.9	99.0	316.4

Corporate General and Administrative Costs	(16.1)	(24.8)	(71.4)

Total Operating Income	$101.8	$74.2	$245.0

Segment Operating Income as a Percent of Sales:
Airframe Systems	4.8%	4.2%	5.1%
Engine Systems	15.0%	9.7%	5.7%
Electronic Systems	13.7%	13.4%	12.7%

Total Segment Operating Income as a Percent of Sales	11.1%	8.8%	7.2%

GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS)

	March 31,	December 31,
	2004	2003
Current Assets
Cash and cash equivalents	$329.5	$378.4
Accounts and notes receivable, less allowances for doubtful receivables ($26.8 at March 31, 2004; $28.0 at December 31, 2003) 2004; $28.0 December 31, 2003)	702.2	608.5
Inventories	993.9	964.2
Deferred income taxes	50.3	53.3
Prepaid expenses and other assets	94.4	82.7

Total Current Assets	2,170.3	2,087.1

Property	1,155.9	1,175.9
Prepaid pension	215.8	219.5
Goodwill	1,267.6	1,259.5
Identifiable intangible assets	499.7	484.7
Deferred income taxes	20.5	22.9
Other assets	609.1	640.3

Total Assets	$5,938.9	$5,889.9

Current Liabilities
Short-term bank debt	$2.7	$2.7
Accounts payable	425.9	414.5
Accrued expenses	694.0	648.2
Income taxes payable	253.0	259.9
Current maturities of long-term debt and capital lease obligations	9.6	75.6

Total Current Liabilities	1,385.2	1,400.9

Long-term debt and capital lease obligations	2,140.7	2,136.6
Pension obligations	645.4	642.0
Postretirement benefits other than pensions	316.5	319.2
Other non-current liabilities	201.0	197.7
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 132,080,334 shares at March 31, 2004, and 131,265,173 shares at December 31, 2003 (excluding 14,000,000 shares held by a wholly-owned subsidiary at each date)	660.4	656.3
Additional paid-in capital	1,052.2	1,035.8
Income retained in the business	64.6	42.4
Accumulated other comprehensive income (loss)	(113.4)	(126.1)
Unearned compensation	—	(1.4)
Common stock held in treasury, at cost (13,546,755 shares at March 31, 2004, and 13,539,820 shares at December 31, 2003)	(413.7)	(413.5)

Total Shareholders’ Equity	1,250.1	1,193.5

Total Liabilities And Shareholders’ Equity	$5,938.9	$5,889.9

GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2004	2003
Operating Activities
Income (loss) from continuing operations	$29.7	$(32.8)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Restructuring and consolidation:
Expenses	1.8	15.3
Payments	(6.7)	(10.3)
Asset impairments	—	79.9
Depreciation and amortization	54.5	56.3
Stock-based compensation expense	5.1	(4.5)
Deferred income taxes	3.0	4.5
Payment-in-kind interest income	—	(4.3)
Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
Receivables	(78.5)	12.0
Change in receivables sold, net	(14.5)	(2.1)
Inventories	(5.9)	(11.0)
Other current assets	(9.8)	(10.4)
Accounts payable	12.3	(38.3)
Accrued expenses	45.8	37.5
Income taxes payable	(12.7)	36.5
Tax benefit on non-qualified options	1.6	—
Other non-current assets and liabilities	22.8	(13.2)

Net Cash Provided By Operating Activities	48.5	115.1

Investing Activities
Purchases of property	(22.9)	(19.9)
Proceeds from sale of property	—	2.4
Proceeds from payment-in-kind notes	—	151.9
Payments received (made) in connection with acquisitions, net of cash acquired	(0.5)	(2.4)

Net Cash Provided (Used) By Investing Activities	(23.4)	132.0

Financing Activities
Increase (decrease) in short-term debt	0.5	(379.7)
Proceeds from long-term debt and capital lease obligations	—	5.5
Repayment of long-term debt and capital lease obligations	(65.7)	(1.9)
Proceeds from issuance of capital stock	13.9	6.5
Dividends	(23.5)	(23.4)
Distributions on Trust preferred securities	—	(2.6)

Net Cash Used By Financing Activities	(74.8)	(395.6)
Discontinued Operations
Net cash provided (used) by discontinued operations	—	185.0

Effect of exchange rate changes on cash and cash equivalents	0.8	(0.6)

Net increase in cash and cash equivalents	(48.9)	35.9
Cash and cash equivalents at beginning of period	378.4	149.9

Cash and cash equivalents at end of period	$329.5	$185.8

GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2004	2003
Non-Segment Expenses:

Net Interest Expense	$(36.6)	$(35.4)
- Payment-in-Kind Interest Income	$—	$4.3
(included in Net Interest Expense above)

Other Income (Expense), Net:	$(18.9)	$(12.6)
- Discontinued Retiree Health Care	$(6.2)	$(4.9)
- Other Income (Expense)	$(12.7)	$(7.7)

	Three Months
	Ended
	March 31,
	2004	2003
Preliminary Balance Sheet and Cash Flow Data:
Short-term Bank Debt	$2.7	$—
Current Maturities of Long-term Debt and Capital Lease Obligations	$9.6	$3.6
Mandatorily Redeemable Preferred Securities of Trust (QUIPS)	$—	$125.5
Long-term Debt and Capital Lease Obligations	$2,140.7	$2,132.1

Total Debt(1) + QUIPS	$2,153.0	$2,261.2
Cash and Cash Equivalents	$329.5	$185.8

Net Debt + QUIPS	$1,823.5	$2,075.4

Dividends	$23.5	$23.4
Depreciation and Amortization	$54.5	$56.3
- Depreciation	$40.3	$39.9
- Amortization	$14.2	$16.4

(1)	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long-term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non-GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.